SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Exxon Mobil Corporation

(Name of Registrant as Specified in Its Charter)

Engine No. 1 LLC

Engine No. 1 LP

Engine No. 1 NY LLC

Christopher James

Charles Penner

Gregory J. Goff

Kaisa Hietala

Alexander Karsner

Anders Runevad

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

A MESSAGE TO EXXONMOBIL SHAREHOLDERS FROM ENGINE NO. 1

Shareholders have a pivotal decision to make about the future of Exxon Mobil Corporation (“ExxonMobil” or the “Company”) at next week’s annual meeting of shareholders, and we want to make sure that every shareholder has the facts necessary to cast a fully informed vote.

Clarifying the Facts

ExxonMobil has unfortunately attributed a number of quotes or suggestions to us that we never made. We address a few of the most important ones below.

Fictitious Quote: “Engine No. 1 proposes that we radically reduce our investment in our industry-leading portfolio to levels that would endanger the cash flows needed to support the dividend and invest for the future.” (March 31, 2021 letter to investors)

What We Said: Like many of ExxonMobil’s assertions, no citation is given because none exists. Here is what we said in our first letter: “We believe ExxonMobil needs a more disciplined and forward-thinking approach to capital allocation strategy, including a long-term commitment to only funding projects that can break-even at much more conservative oil and gas prices … We also believe that a long-term commitment to cutting unproductive capex and tightening project requirements for approval would likely increase free cash flow, strengthen the Company’s balance sheet, and secure its ability to cover its dividend.”

We also note that ExxonMobil put its own dividend in jeopardy through irresponsible spending on low return projects, and we believe ExxonMobil’s newfound capital allocation discipline will likely prove fleeting absent real Board change. As Institutional Shareholder Services (ISS) noted in its report, “In the same way that shareholders may have trouble believing XOM will demonstrate discipline or investment flexibility, they may have trouble believing that the reliability and growth of the dividend are the commitments that management makes them out to be.” (ISS, May 14, 2021). Glass Lewis also noted in its report that, “We believe Engine No. 1 has presented a compelling case that, without a more concerted response and well-developed strategy for confronting the business risks and challenges related to the global energy transition, Exxon’s returns, cash flow and dividend, and thus its shareholder value, are increasingly at threat.” (Glass Lewis, May 17, 2021)

Fictitious Quote: “Carbon Capture is vaporware.” (May 5, 2021 presentation supplement).

What We Said: While ExxonMobil claims we have criticized carbon capture, what we have objected to is using it as a prop to win shareholder votes. In our May investor presentation, we noted that “the IPCC and IEA have said that carbon capture is critical for a 2º degree pathway, but they have made clear that it is not a substitute for dramatically reducing conventional fossil fuel usage,” and thus, “even the most advanced carbon capture is highly unlikely to enable ExxonMobil to avoid transforming its business model over the long-term.”[i] We also noted that most of ExxonMobil’s carbon capture is not the type of advanced carbon capture required to address Scope 3 emissions but gas separation, and that most of the emissions it captures are used for enhanced oil recovery, thus increasing total Scope 3 emissions.

1

While we have recognized the importance of legitimate efforts to advance carbon capture technology, it is true that we referred to ExxonMobil’s “plan” for a $100 billion advanced carbon capture project as “vaporware.” However, we think this is a fair way to characterize a project that has no funding, relies on a non-existent carbon tax that if enacted would dramatically reduce oil and gas demand and thus runs counter to every business decision made by ExxonMobil in its recent history, and appeared out of thin air during a proxy contest.

Other Fictitious Quotes: ExxonMobil set forth a number of fabricated quotes from us in its April 26 investor presentation (including ironically and paradoxically that we are both trying to force it into the wind industry and that we are calling for it to wind-down) and then contrasted these fabricated quotes with things we actually said to argue we were “backpedaling.” Rather than addressing every straw man argument conjured by the Company, we will simply note that the analyst who conducted the interview from which the real quotes were taken felt compelled to state in a follow-up note that Engine No. 1’s “views have been consistent from first publication.” (Sam Margolin, Wolfe Research, April 30, 2021). We also note that proxy advisory firm Glass Lewis accurately noted that, “Engine No. 1’s path forward for Exxon does not envision a wind-down strategy of the Company’s assets and operations resulting in some eventual terminating payment to its shareholders (although the staunchest environmentalists might prefer that outcome). Rather, the stated objective of Engine No. 1 and its director nominees is for Exxon to successfully manage its core business while also defining a more sustainable role for itself amid the energy transition.”

Addressing Emissions Reduction Claims

ExxonMobil Claim: The Company is “reducing emissions consistent with the goals of Paris.”

Facts: The Paris Agreement calls for reductions in total emissions, including Scope 3 emissions, which constitute the vast majority of ExxonMobil’s total emissions.[ii] In an attempt to retrofit the goals of the Paris Agreement onto its pre-existing strategy of focusing only on Scope 1 and 2 emissions, ExxonMobil has set emissions reduction targets that first exclude ~90% of its actual emissions, by excluding Scope 3 emissions as well as Scope 1 and 2 emissions coming from non-operated assets. As investors, we believe this is just bad risk management. ExxonMobil’s lack of any serious diversification efforts and aggressive spending predicated on heavy long-term oil and gas demand for decades to come,[iii] risks massive continued long-term value destruction in a world intent on reducing all emissions, particularly for a company that failed to perform for investors even over the last decade of oil and gas demand growth.[iv]

2

In fact, as noted in a Harvard study that came out just last week which can be found here, ExxonMobil has gone to great lengths to disassociate itself from the business risk posed by its total emissions. While this may be a successful PR strategy (though even that seems unlikely), it does nothing to address the existential threat to its business in a world intent on reducing total emissions. This challenge will take years to address but ExxonMobil needs to start honestly facing it now. We also note that even by its own limited standards, ExxonMobil’s upstream emissions intensity reduction targets would not even get it back to levels from a decade ago, and that it still refuses to have such reductions independently verified. Lastly, we note that at no point have we called on ExxonMobil to simply sell off assets to operators who would run them even less efficiently.

Addressing Claims About Performance

ExxonMobil Claim: ExxonMobil argues that “Beginning in 2017, Management and the Board began an investment program to improve the portfolio” and also argues that we have used “out-of-date” data. (May 5, 2021 investor presentation supplement)

Facts: The difference is we look at the entirety of ExxonMobil’s strategy and performance, not just the last 6 months during which the Board was forced to at least temporarily change course, first by financial pressure and then by investor pressure.[v] ExxonMobil has also claimed that entering 2020 with break-even prices ~50% higher than peers, dramatically increasing debt, and creating doubts about its ability to pay its dividend (all prior to COVID) was part of a strategy it began pursuing in 2017 that is now paying off. However, ISS in its report succinctly noted that:

“XOM share price has continued to rally over the past several months as the board has been refreshed and measures relating to climate change, cost reductions and capital allocation have been announced. This suggests that the recent outperformance is due to these developments, rather than to long-term strategy decisions made by the board that are just now being recognized by the market. This is important, as it is unclear whether recent changes to the board and operations would have been implemented absent the threat to incumbent directors and management posed by the dissident’s campaign. After all, operational performance began deteriorating in 2017, share price performance followed suit, and investors have regularly highlighted concerns about preparedness for an energy transition, yet the board did not take action decisive enough to prompt recognition from the market until after the launch of the dissident’s campaign. This fact pattern suggests that the dissident can credibly claim a portion of the credit for the recent turnaround in XOM’s share price.”

Addressing Claims About Our Campaign

Claim: “Engine No. 1 has not constructively engaged to seek a resolution, despite multiple attempts by ExxonMobil.” (April 26, 2021 investor presentation)

Facts: In our first letter to the Company on December 7th listing the qualifications of our nominees, we said that, “We are open to engaging in a constructive dialogue to discuss these individuals before the need arises to nominate them for election to the Board.” This was almost two months before the date such nominations were due.

3

In January an advisor to the Company informed us that the Board would not meet with any of our nominees but offered to let us sign a confidentiality agreement to learn what the Company planned to announce. When we asked the CEO and Lead Board Director in our only meeting with them why they would refuse to even meet our nominees, we were told that the Board generally looks for former CEOs of public companies (but still refused to meet with even the 2 who met this criteria). Thereafter, the Board expanded itself after the date such nominations were due, adding 3 people who have not served as public company CEOs. We do not believe this constitutes constructive engagement, nor does gaining the support of one shareholder for adding directors with no energy experience.

Claim: “[ExxonMobil’s CEO] said the company had already screened and rejected some of Engine No. 1’s nominees before the fund nominated them.” (Financial Times, April 30, 2021)

Facts: None of our nominees have ever been contacted by or spoken to ExxonMobil about potentially joining its Board, before or after we nominated them. We have also been informed that a new member of the Board has privately claimed that we asked him to join our slate; this is also false, as we limited our search to nominees with energy experience.

Proxy Advisor Recommendations

We are grateful that ISS and every other proxy advisory firm that has opined has recommended that shareholders vote our proxy card. We also want to emphasize our belief that maximizing this unique opportunity to change the long-term trajectory of ExxonMobil for the benefit of all investors will require electing all 4 of these nominees. We believe given the years of underperformance at ExxonMobil and the magnitude of the challenge, having 1/3 of the Board possess relevant industry is consistent with that goal and would put ExxonMobil on par with companies that have outperformed it including ConocoPhillips, Equinor, and Shell.[vi] We also note that electing fewer than 4 of our nominees would result in retaining one or more of the following: a director that ISS called the “wrong choice” for the Board and 3 others who oversaw management and strategy during a period in which by ISS’ account poor strategy and a lack of sufficient Board oversight seriously marred the Company’s performance.

A Final Word

Investors have been pushing for companies to begin addressing the long-term business risks of climate change and gradually but purposefully repositioning their businesses for the energy transition for years. Just since this campaign started the urgency to do so has dramatically increased, most notably with the publication of the IEA’s most recent report detailing the need for dramatic changes to the oil and gas industry, which can be found here. This is as challenging a task as any company has ever faced, and while many things will have to go right along the way, that work has to begin in earnest now. Maximizing the chances of success for ExxonMobil will require not just rhetoric and aspirations but years of diligent and honest effort with the oversight and assistance of a board that has track records of profitably looking around corners in the energy industry.[vii]

4

At a minimum we believe this requires:

-	Someone with a leading track record of creating value in the traditional oil and gas industry, to help the Board ensure that management is running the business profitably and safely to enable it to invest in the future. That’s Gregory Goff.
-	Someone who has successfully and profitably transformed an oil and gas company from the inside using its existing resources and competencies. That’s Kaisa Hietala.
-	Someone has successfully competed in the energy supply stack of the future, which includes not just oil and gas or even liquid fuels but wind, solar, and hydrogen. That’s Anders Runevad.
-	Someone who brings a deep understanding of the regulatory environment and someone who is on the cutting-edge of investing in new energy technologies like smart grids and carbon capture, both of which will help shape the future of the energy transition. We were able to find one person who brings both, and that’s Alexander Karsner.

As we said in the first sentence of our first letter, no company in the history of oil and gas has been more influential than ExxonMobil, and the Company is still home to many of the industry’s most talented managers, operators, scientists, engineers, safety professionals, and other employees. We believe it is not too late to unlock this awesome potential to help write the next chapter of the energy industry for the benefit of all investors and to truly Reenergize ExxonMobil. We are grateful for the time shareholders have given us, and we encourage you to contact us with any additional questions or concerns.

Best,

Engine No. 1

Engine No. 1 LLC and its affiliates have neither sought nor obtained consent from ISS or Glass Lewis to use previously published information in this letter.

5

Engine No. 1 encourages all ExxonMobil shareholders to review the materials set forth on www.ReenergizeXOM.com so that they can make an informed decision at the Company’s 2021 Annual Meeting regarding the future of ExxonMobil and their investment.

Vote the WHITE proxy card TODAY to Reenergize ExxonMobil.

If you have any questions or need help in voting your shares, please call the firm assisting us with the solicitation of proxies:

INNISFREE M&A INCORPORATED
Shareholders May Call: (877) 750-8310 (TOLL-FREE from the U.S. and Canada)
or +1(412) 232-3651 (from other countries)

About Engine No. 1

Engine No. 1 is an investment firm purpose-built to create long-term value by driving positive impact through active ownership. The firm also will invest in public and private companies through multiple strategies. For more information, please visit: www.Engine1.com.

Important Information

Engine No. 1 LLC, Engine No. 1 LP, Engine No. 1 NY LLC, Christopher James, Charles Penner (collectively, “Engine No. 1”), Gregory J. Goff, Kaisa Hietala, Alexander Karsner, and Anders Runevad (collectively and together with Engine No. 1, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of WHITE proxy to be used in connection with the solicitation of proxies from the shareholders of Exxon Mobil Corporation (the “Company”). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying WHITE proxy card will be furnished to some or all of the Company’s shareholders and is, along with other relevant documents, available at no charge on Engine No. 1’s campaign website at https://reenergizexom.com/materials/ and the SEC website at http://www.sec.gov/.

6

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement filed by the Participants with the SEC on March 15, 2021. This document is available free of charge from the sources described above.

Disclaimer

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this press release and the material contained herein are for general information only, and are not intended to provide investment advice. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release and the material contained herein that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. Certain information included in this material is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this material in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results. All figures are unaudited estimates and subject to revision without notice. Engine No. 1 disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Past performance is not indicative of future results. Engine No. 1 has neither sought nor obtained the consent from any third party to use any statements or information contained herein that have been obtained or derived from statements made or published by such third parties. Except as otherwise expressly stated herein, any such statements or information should not be viewed as indicating the support of such third parties for the views expressed herein.

Contacts

Media Contacts:

Gasthalter & Co.

Jonathan Gasthalter/Amanda Klein

212-257-4170

Engine1@gasthalter.com

Investor Contacts:

Innisfree M&A Incorporated

Scott Winter/Gabrielle Wolf

212-750-5833

7

[i] “Ultimately, we don't believe the Company has made a compelling case that CCS will become economically viable or grow to the scale required for CCS to serve as the apparent centerpiece of Exxon's energy transition strategy. The conditions necessary for CCS to play a larger role in the energy transition simply do not exist at this time. While that may change in the future, we consider the uncertainty is likely too great for Exxon to go ‘all-in’ on CCS as its primary diversification strategy.” (Glass Lewis Report, May 17, 2021)

[ii] Scope 3 emissions come from burning oil and gas and constitute the overwhelming majority of ExxonMobil’s total emissions. Scope 1 & 2 emissions arise from producing oil and gas.

[iii] “Notably, the Company’s long-range supply and demand forecast through 2040 yields emissions that are higher than any of the IEQ’s Paris-aligned scenarios. Furthermore, these emissions are even higher than the IEA’s STEPS scenario, which projects emissions at a level comparable to governments' existing plans to meet the Paris Agreement. We consider this disparity will likely grow even further, as, every five years, countries are obliged to renew and upgrade their Paris commitments.” (Glass Lewis Report, May 17, 2021)

[iv] “In our view, Exxon has not effectively communicated a compelling overall strategy and capital spending program that is indicative of a clear, cohesive plan for Exxon in a lower-carbon world. That includes recently touted plans for carbon capture and storage technologies, which do not yet appear to have the scale and economic viability needed to generate positive returns for investors or to serve as the centerpiece of an energy transition strategy.” (Glass Lewis Report, May 17, 2021)

[v] Derek Brower (March 3, 2021). Exxon v. Activists. The Financial Times (“The U-turn addressed the threat posed to Woods and his management team by an activist investor campaign seeking a board-level upheaval and strategic redirection of the company. Eschewing volume growth, Woods pitched Exxon’s ‘flexible’ capital expenditure programme, narrower focus on its best assets, capital discipline and new low-carbon business.”). Liam Denning (April 30, 2021). How One Terrible Year Changed Exxon. Bloomberg (“From its deployment of capital to its messaging, the oil giant’s transformation is striking … Perhaps more than anything, Exxon’s sources and uses of cash illustrate the strategic u-turn over the past year from leaning on the balance sheet to support heavy investment to retrenching and defending the dividend.”)

[vi] “We see Engine 1's nominees have experience across oil and gas and renewable energy, including with respect to successful energy business transformations that led to significant shareholder value creation. To be sure, these individuals' experience in one aspect of the energy sector or another (i.e., wind, solar, carbon capture) does not necessarily mean they would advocate for Exxon to take the same focus. But, in our view, their experience could be valuable in rounding out the Exxon board's perspective and understanding of various strategies as it charts a course for Exxon to pursue in the coming years.” (Glass Lewis Report, May 17, 2021)

[vii] “[W]e believe Engine 1's director nominees offer a fresh perspective from backgrounds in the oil and gas or broader energy sector and have successful track records implementing, overseeing and advocating for proven strategies applicable to energy business transformations.” (Glass Lewis Report, May 17, 2021)